Exhibit 16.1




Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4 included in the Form 8-K dated April 5, 2002, of American Resources & Development Company (Commission File Number 000-18865) filed with the Securities and Exchange Commission and are in agreement with the statements contained in paragraphs (b), (d) and (e) on page1 therein. We are not in a position to agree or disagree with other statements of the registrant contained therein.

/s/ HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah
April 5, 2002